EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
MILAGRO MEZZ, INC.
     I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:
ARTICLE 1
NAME
     Section 1.1 Name. The name of the corporation is Milagro Mezz, Inc. (the “Corporation”).
ARTICLE 2
REGISTERED OFFICE AND REGISTERED AGENT
     Section 2.1 Address and Name. The Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, Dover, Kent County, DE 19901. The name of its registered agent at such address is Capitol Services, Inc.
ARTICLE 3
EXISTENCE
     Section 3.1 Term. The existence of the Corporation shall be perpetual.
ARTICLE 4
PURPOSE
     Section 4.1 Purpose. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (the “DGCL”).
ARTICLE 5
AUTHORIZED STOCK
     Section 5.1 Authorized Stock. The total number of shares of stock of all classes which the Corporation shall have authority to issue is 3,600,000 shares consisting of (i) 1,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and (ii) 2,600,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).
     Section 5.2 Common Stock. (a) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on the record date for such vote. Except as otherwise required by the DGCL and subject to the rights of any holder of issued and outstanding shares of Preferred Stock, the holders of Common Stock shall possess all voting power, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

     (b) Subject to any preferential rights of any class or series of Preferred Stock outstanding from time to time, when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, securities of the Corporation or other property, each holder of record of Common Stock on the record date for any such dividend or distribution shall be entitled to share ratably in such dividend or distribution in proportion to the number of shares of Common Stock held by such holder on the record date for such dividend or distribution.
     (c) Subject to any preferential rights of any class or series of Preferred Stock outstanding from time to time, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holder.
     Section 5.3 Preferred Stock.
     (a) Preferred Stock may be issued from time to time either as a class without series or as a class having one or more series. All shares of Preferred Stock, if issued as a class without series, or all shares of Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.
     (b) The board of directors of the Corporation (the “Board of Directors”) is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock and to fix in any such resolution or resolutions the designations, rights, voting rights, and relative, participating, optional or other special rights, if any, of such class or series of Preferred Stock and the qualifications, limitations or restrictions of any such class or series of Preferred Stock (a “Preferred Stock Resolution”). The authority of the Board of Directors to issue Preferred Stock shall include, without limitation, the power and authority to determine and establish by a Preferred Stock Resolution the following:
     (1) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Certificate of Incorporation, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;
     (2) The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;
     (3) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;
     (4) The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
     (5) The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
     (6) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation; and
     (7) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation.
     (c) Except as otherwise provided in a Preferred Stock Resolution, the number of shares constituting a series of Preferred Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) to the fullest extent permitted by the DGCL by like action of the Board of Directors.
     (d) Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall resume the status which they had before being designated as part of a class of Preferred Stock and may be redesignated and reissued, all subject to the conditions or restrictions on issuance set forth in the Preferred Stock Resolution relating to any class or series of Preferred Stock and to any filing required by law.
ARTICLE 6
MANAGEMENT AND GOVERNANCE
     Section 6.1 General. This Article 6 contains provisions for the management of the business and for the conduct of the affairs of the Corporation, and provisions creating, defining, limiting and regulating the powers of the Corporation, its directors, and the stockholders of any class of the Corporation’s stock.
     Section 6.2 Election of Directors. Election of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

     Section 6.3 No Preemptive Rights. Except as may otherwise be expressly set forth in a binding contract to which the Corporation is a party, no stockholder shall have any preemptive or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock. Any such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.
     Section 6.4 No Cumulative Voting. Except as may otherwise be set forth in a Preferred Stock Resolution, no holder of stock entitled to vote on the election of directors of the Corporation shall have any right to cumulate votes for the election of any director or directors.
     Section 6.5 Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior written notice and without a vote if a consent or consents in writing setting forth the action to be so taken shall be signed by not less than all of the stockholders entitled to consent to corporate action in writing on the record date for such consent or consents. If permitted by the Corporation’s bylaws, an electronic transmission shall be deemed to be a written consent provided such electronic submission meets the applicable requirement of the Corporation’s bylaws and the DGCL.
ARTICLE 7
LIMITATION OF DIRECTOR LIABILITY
     Section 7.1 Exoneration. No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director:
     (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;
     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     (3) under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption; or
     (4) for any transaction from which the director derived an improper personal benefit.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.
ARTICLE 8
INDEMNIFICATION
     Section 8.1 Mandatory Indemnification in Non-Derivative Proceedings. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     Section 8.2 Mandatory Indemnification in Derivative Proceedings. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 8.3 Mandatory Indemnification Upon Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 hereof, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 8.4 Determination of Entitlement to Indemnification. Any indemnification under Sections 8.1 and 8.2 hereof (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2 hereof. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.
     Section 8.5 Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Article 8. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
     Section 8.6 Permissive Indemnification. The rights to indemnification and advancement of expenses which are conferred upon the Corporation’s directors and officers by this Article 8 may also be conferred upon any person who is or was a non-officer employee or agent of the Corporation and upon any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if, and to the extent, specifically authorized by the Board of Directors.
     Section 8.7 Other Rights Not Impaired. The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
     Section 8.8 Certain References. (a) For purposes of this Article 8, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 8 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
     (b) For purposes of this Article 8, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article 8.
     Section 8.9 Rights After Termination of Status. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 8 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     Section 8.10 Insurance for Indemnification. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation has the power to indemnify such person against such liability under this Article 8 or the provisions of the DGCL.
     Section 8.11 Other Arrangements for Indemnification. Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any person, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (iv) establish a letter of credit, guaranty or surety arrangement.
ARTICLE 9
INITIAL DIRECTORS
     Section 9.1 Identity of Initial Directors. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of its stockholders or until their successors are elected and qualify are as follows:

Name	Mailing Address
Jonathan Ginns	1133 Connecticut Avenue, NW Suite 700 Washington, DC 20036

Mo Bawa	1133 Connecticut Avenue, NW Suite 700 Washington, DC 20036

Tim Murray	1301 McKinney, Suite 3105 Houston, Texas 77010

Name	Mailing Address
Adam Cohn	1250 Fourth Street Santa Monica, California 90401

Robert L. Cavnar	1301 McKinney, Suite 500 Houston, Texas 77010
ARTICLE 10
SECTION 203 OF THE DGCL
     Section 10.1 Election Not to be Governed by Section 203. The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE 11
EFFECTIVE DATE AND TIME
     Section 11.1 Effective Date and Time. The formation of the Corporation shall be effective as of 11:59 p.m., Eastern Daylight Time, on October 8, 2009.
ARTICLE 12
INCORPORATOR
     Section 12.1 Name and Address of Incorporator. The name and mailing address of the incorporator is Kevin J. Poli, Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas 77002.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 8th day of October, 2009.

/s/ Kevin J. Poli
Kevin J. Poli, Incorporator